Exhibit 99.1

Aqua Metals Raises $13 Million from Leading Institutional Investor to Accelerate Commercialization and Strategic Growth

RENO, Nev., October 15, 2025 – Aqua Metals, Inc. (NASDAQ: AQMS), a pioneer in sustainable lithium battery recycling with its proprietary AquaRefining™ technology, today announced it has raised $13 million in gross proceeds from a leading institutional investor through a registered direct offering priced at-the-market under Nasdaq rules for the purchase and sale of a total of 1,133,794 shares of common stock and/or prefunded warrants to purchase shares of common stock at a purchase price of $11.34 per share/prefunded warrant. In a concurrent private placement, the Company also issued unregistered warrants to purchase up to 1,133,794 shares of common stock at an exercise price of $11.34 per share which are immediately exercisable for a period of five years following the date of issuance. The offering is expected to close on Thursday, October 16, 2025.

The gross proceeds to the Company from the offering were approximately $13 million before deducting placement agent fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The Benchmark Company LLC, a StoneX Company, served as sole placement agent and financial advisor for the transaction.

The common stock (but not the unregistered warrants and the shares of common stock underlying the unregistered warrants) described above were offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-267780) that was declared effective by the Securities and Exchange Commission (the “SEC”) on October 19, 2022. The offering of the shares of common stock was made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering were filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained on the SEC’s website at http://www.sec.gov or by contacting The Benchmark Company, LLC at: 150 East 58th Street, 17th Floor, New York, NY 10155, Attention: Prospectus Department, or by email at prospectus@benchmarkcompany.com.

The unregistered warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying such unregistered warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the unregistered warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Aqua Metals

Aqua Metals (NASDAQ: AQMS) is revolutionizing metals recycling with its proprietary AquaRefining™ technology, delivering high-purity, low-carbon battery materials to meet the growing demand for sustainable energy storage. The Company’s innovation-driven approach reduces emissions, eliminates waste streams, and supports the establishment of a circular supply chain for critical minerals essential to electric vehicles and grid storage. For more information, visit www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its X, Threads, LinkedIn and YouTube accounts at https://x.com/AquaMetalsInc (@AquaMetalsInc), https://www.threads.net/@aquametalsinc (@aquametalsinc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/@AquaMetals respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the intended use of proceeds from the offering.   Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including that the offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering may be completed and those risks disclosed in under the caption “Risk Factors” in the prospectus supplement filed related to the offering. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contact Information

Investor Relations
Bob Meyers & Rob Fink
FNK IR
646-878-9204
aqms@fnkir.com

Media
David Regan
Aqua Metals
415-336-3553
david.regan@aquametals.com